Exhibit 99.3

Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--April 5, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors declared a $0.04 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.04 quarterly cash dividend will be paid on May 2, 2012 to shareholders of record on April 18, 2012. As of April 5, 2012, approximately 110.2 million shares of the Company’s common stock were outstanding.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with the Board’s decision to declare a quarterly cash dividend. The ongoing strength of our operating performance and long-term growth opportunities, combined with our solid financial position and strong cash flow, provides us with the flexibility to return value to our shareholders.”

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400